As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1422237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 A Street Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan of Columbia Banking System, Inc.

(Full title of plan)

Hadley S. Robbins

President and Chief Executive Officer

1301 A Street

Tacoma, Washington 98402

(253) 305-1900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee
Shares of Common Stock, No Par Value	3,050,000(1)	$41.825	$127,566,250	$15,882.00

Notes:

1.	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2018 Equity Incentive Plan of Columbia Banking System, Inc. (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of common stock issuable pursuant to awards granted under the Plan.
2.	Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h) under the Securities Act, the price per share is estimated to be $41.825 based upon the average of the high ($42.34) and the low ($41.31) trading prices of the common stock, no par value per share of Columbia Banking System, Inc., as reported on the Nasdaq Stock Market on June 27, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus related to the Plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Columbia Banking System, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) are incorporated herein by reference (such documents, and the documents enumerated below, being hereinafter referred to as “Incorporated Documents”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

(c)	The Registrant’s Current Reports on Form 8-K filed on January 19, 2018, January 26, 2018, January 26, 2018, April 27, 2018, May 4, 2018, May 7, 2018, May 29, 2018 and June 8, 2018.

(d)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above.

(e)	The description of the Registrant’s Common Stock contained in the Form 8-K filed with the SEC on June 29, 2009 for the purpose of updating the description of Common Stock contained in the Registration Statement on Form 10 filed by the Registrant on June 8, 1992 and any amendments or reports filed for the purpose of updating that description.

All documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be incorporated by reference herein.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of securities being offered hereby will be passed upon by Kumi Y. Baruffi, Executive Vice President, General Counsel of the Registrant. Ms. Baruffi is eligible to participate in the Plan and currently beneficially owns less than 1% of the Registrant’s outstanding shares of common stock.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The articles of incorporation of the Registrant provide, among other things, for the indemnification of directors (including directors of subsidiaries), and authorize the board of directors to pay reasonable expense incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for the Registrant within the scope of his employment, and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The articles of incorporation also include a provision that limits the liability of directors of the Registrant from any personal liability to the Registrant or its shareholders for conduct not found to have been egregious.

The Registrant has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements codify procedural mechanisms pursuant to which directors may enforce the indemnification rights that such directors are granted under the Registrant’s articles of incorporation and the WBCA.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation, dated as of May 2, 2005 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 6, 2005), as amended by Articles of Amendment of Columbia Banking System, Inc., dated as of November 18, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 21, 2008), March 25, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 2, 2013) and April 22, 2015 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed on August 6, 2015)

4.2	Amended and Restated Bylaws of Columbia Banking System, Inc., effective January 27, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 2, 2010)

5.1	Opinion of Kumi Yamamoto Baruffi*

23.1	Consent of Kumi Yamamoto Baruffi (included in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP*

24.1	Power of Attorney (set forth on signature page)

99.1	2018 Equity Incentive Plan of Columbia Banking System, Inc.*

*	Filed herewith

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington on June 27, 2018.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Hadley S. Robbins
Hadley S. Robbins
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Hadley S. Robbins and Greg Sigrist, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in their capacities and on the dates indicated.

Name	Title	Date

/s/ Hadley S. Robbins Hadley S. Robbins	President, Director and CEO (Principal Executive Officer)	June 27, 2018

/s/ Greg Sigrist Greg Sigrist	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2018

/s/ Brock Lakely Brock Lakely	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 27, 2018

/s/ Craig D. Eerkes Craig D. Eerkes	Chairman of the Board of Directors	June 27, 2018

/s/ David A. Dietzler David A. Dietzler	Director	June 27, 2018

/s/ Ford Elsaesser Ford Elsaesser	Director	June 27, 2018

/s/ Mark A. Finkelstein Mark A. Finkelstein	Director	June 27, 2018

/s/ John P. Folsom John P. Folsom	Director	June 27, 2018

/s/ Eric Forrest Eric Forrest	Director	June 27, 2018

/s/ Thomas M. Hulbert Thomas M. Hulbert	Director	June 27, 2018

/s/ Michelle M. Lantow Michelle M. Lantow	Director	June 27, 2018

/s/ Randal Lund Randal Lund	Director	June 27, 2018

/s/ S. Mae Fujita Numata S. Mae Fujita Numata	Director	June 27, 2018

/s/ Elizabeth W. Seaton Elizabeth W. Seaton	Director	June 27, 2018

/s/ Janine Terrano Janine Terrano	Director	June 27, 2018

/s/ William T. Weyerhaeuser William T. Weyerhaeuser	Director	June 27, 2018